Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Paul Carousso

(914) 595-8218

VISANT CORPORATION ANNOUNCES 2009 SECOND QUARTER RESULTS

ARMONK, NY, August 13, 2009 — VISANT CORPORATION today announced its results for the second fiscal quarter ended July 4, 2009, including consolidated net sales of $498.8 million, compared to consolidated net sales for the second fiscal quarter ended June 28, 2008 of $567.6 million, a decrease of approximately 12%. In addition, the company reported consolidated net income of $84.5 million for the second fiscal quarter of 2009, compared to consolidated net income of $94.2 million for the second fiscal quarter of 2008, a decrease of 10%. Visant also reported consolidated earnings before net interest expense, provision for income taxes and depreciation and amortization expense (EBITDA) for the second fiscal quarter of 2009 of $176.7 million, compared to $198.0 million for the comparable period in 2008, a decrease of 11%. Visant’s consolidated Adjusted EBITDA (defined in the accompanying summary of financial data) was $188.9 million for the second fiscal quarter of 2009, compared to consolidated Adjusted EBITDA of $202.2 million for the comparable period in 2008, a decrease of 7%.

For the first six months of fiscal year 2009, consolidated net sales were $764.4 million, compared to $814.7 million for the first six months of fiscal year 2008, a decrease of 6%. Consolidated net income decreased by 3% during the first six months of fiscal year 2009 to $88.6 million compared to net income of $91.5 million for the comparable period in fiscal year 2008. Consolidated EBITDA for the first six months of fiscal year 2009 totaled $223.6 million, a decrease of 4%, compared to $233.1 million for the first six months of fiscal year 2008. Consolidated Adjusted EBITDA totaled $238.6 million for the first six months of fiscal year 2009, a decrease of 1%, compared to Adjusted EBITDA of $241.3 million for the comparable period in fiscal year 2008. Results for the six-month period ended July 4, 2009 included results from Phoenix Color Corp. (“Phoenix Color”), which was acquired at the beginning of the second fiscal quarter of 2008.

Commenting on the company’s performance, Marc Reisch, Chairman, President and Chief Executive Officer of Visant, said, “We are very pleased with the strong 2009 performance of both our Memory Book and Scholastic businesses, which have posted solid EBITDA growth in a difficult economic environment. Consistent with our outlook, results in our Marketing and Publishing Services segment have been negatively impacted primarily due to lower advertising spending by customers in our sampling business and dramatically lower spending by state and local governments that has significantly eroded demand for elementary/high school book components from our publishing services operations. We expect these trends to continue in the third quarter.”

Net sales of the Scholastic segment decreased $16.0 million, or 11%, to $127.6 million for the second fiscal quarter of 2009 from $143.6 million for the second fiscal quarter of 2008. The decrease was attributable to lower volume for jewelry and graduation products, due primarily to the shift in timing of customer orders into the first fiscal quarter of 2009 from the second fiscal quarter of 2009.

Net sales of the Memory Book segment decreased $0.2 million to $283.2 million for the second fiscal quarter of 2009 compared to $283.4 million for the second fiscal quarter of 2008. The decrease was primarily due to lower volume from our commercial print customers.

Net sales of the Marketing and Publishing Services segment decreased $53.0 million, or 38%, to $88.0 million for the second fiscal quarter of 2009 from $141.0 million for the second fiscal quarter of 2008. This decrease was primarily attributable to lower volumes in our educational book component, sampling and direct marketing operations.

Adjusted EBITDA for the Scholastic segment decreased $3.3 million, or 10%, to $28.9 million for the second fiscal quarter of 2009 from $32.2 million for the second fiscal quarter of 2008. The decrease was primarily due to the shift in timing of jewelry and graduation products volume into the first fiscal quarter of 2009, offset somewhat by price increases and the impact of operational cost reduction initiatives.

Adjusted EBITDA for the Memory Book segment increased $6.7 million, or 5%, to $140.9 million for the second fiscal quarter of 2009 compared to $134.2 million for the prior year comparative period. The increase in Adjusted EBITDA was primarily due to the impact of increased pricing and operational cost reductions.

Adjusted EBITDA for the Marketing and Publishing Services segment decreased $16.7 million, or 47%, to $19.1 million during the second fiscal quarter of 2009 from $35.8 million in the second fiscal quarter of 2008. This decrease was primarily attributable to lower volume in our educational book component, sampling and direct marketing operations, partially offset by savings from facility consolidations and other cost reduction initiatives.

Net sales of our Scholastic segment for the six months ended July 4, 2009 decreased by $0.8 million to $281.8 million, a decline of less than 1%, compared to $282.6 million for the six months ended June 28, 2008. The decrease was primarily attributable to lower overall volumes and a shift in metal mix to lower priced metals in our jewelry products. These decreases were offset somewhat by higher prices in our jewelry and graduation products.

Net sales for the Memory Book segment were $291.8 million for the six-month period ended July 4, 2009 compared to $292.1 million for the six-month period ended June 28, 2008, a decrease of less than 1%. The decrease was primarily attributable to lower volumes from our commercial print customers.

Net sales of the Marketing and Publishing Services segment decreased $49.7 million, or 21%, to $191.1 million for the first six months of 2009 compared to $240.8 million during the first six months of 2008. This decrease was primarily attributable to lower volumes in our educational book component, sampling and direct marketing operations, offset in part by incremental volume from the 2008 acquisition of Phoenix Color.

For the six months ended July 4, 2009, the Scholastic segment reported Adjusted EBITDA of $61.4 million, an increase of $5.8 million or 10%, compared to $55.6 million for the prior year comparative period. This increase was primarily due to higher prices in our jewelry and graduation products, the impact of operational cost reduction initiatives and lower precious metal costs year-over-year in our jewelry operations.

Our Memory Book segment reported Adjusted EBITDA of $135.4 million for the six months ended July 4, 2009, an increase of $8.3 million or 7%, compared to $127.1 million for the six months ended June 28, 2008. The increase was primarily due to the impact of increased pricing and operational cost reduction initiatives.

The Marketing and Publishing Services segment reported Adjusted EBITDA of $41.7 million for the six months ended July 4, 2009, a decrease of $16.8 million or 29%, compared to $58.6 million for the six months of 2008. This decrease was primarily due to lower volumes in our educational book component and sampling operations, offset somewhat by incremental volume from the Phoenix Color acquisition and cost savings from the 2008 facility consolidations.

As of July 4, 2009, Visant’s consolidated debt, comprised of the outstanding indebtedness under its senior credit facilities and its senior subordinated notes, was $816.5 million. Visant’s cash position at July 4, 2009 totaled $61.7 million. Visant’s parent, Visant Holding Corp., had outstanding senior discount notes of $247.2 million, senior notes of $350.0 million and incremental cash of $0.4 million as of July 4, 2009.

Visant has provided a reconciliation of net income to EBITDA and Adjusted EBITDA in the accompanying summary of financial data.

Supplemental data has also been provided for Visant’s three segments: Scholastic, Memory Book and Marketing and Publishing Services.

CONFERENCE CALL

The company’s regular quarterly conference call concerning the second quarter results will be webcast live today at 10:00 a.m. Eastern Time on the Investor Information section of Visant’s website at www.visant.net.

ABOUT OUR COMPANY

Visant Corporation is a leading marketing and publishing services enterprise servicing the school affinity, direct marketing, fragrance and cosmetics, and educational and trade publishing segments.

The company has three reportable segments:

Scholastic - provides services in conjunction with the marketing, sale and production of class rings and an array of graduation products and other scholastic affinity products to students and administrators primarily in high schools, colleges and other post-secondary institutions.

Memory Book - provides services in conjunction with the publication, marketing, sale and production of school yearbooks, memory books and related products that help people tell their stories and chronicle important events.

Marketing and Publishing Services - provides services in conjunction with the development, marketing, sale and production of multi-sensory and interactive advertising sampling systems, primarily for the fragrance, cosmetics and personal care segments, and provides innovative products and related services to the direct marketing sector. The group also produces book components primarily for the educational and trade publishing segments.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release may contain “forward-looking statements.” Forward-looking statements are based on our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may”, “might”, “will”, “should”, “estimate”, “project”, “plan”, “anticipate”, “expect”, “intend”, “outlook”, “continue”, “believe”, or the negative thereof or other similar expressions that are intended to identify forward-looking statements and information. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the company or industry results to differ materially from historical results, any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on estimates and assumptions by our management that, although we believe are reasonable, are inherently uncertain and subject to a number of risks and uncertainties, and you should not place undue reliance on them. Such risks and uncertainties include, but are not limited to, the following: our substantial indebtedness and our ability to service the indebtedness; our inability to implement our business strategy in a timely and effective manner; global market and economic conditions and disruptions in the credit markets; levels of customers’ advertising and marketing spending, including as may be impacted by economic factors and general market conditions; competition from other companies; fluctuations in raw material prices; our reliance on a limited number of suppliers; the seasonality of our businesses; the loss of significant customers or customer relationships; Jostens’ reliance on independent sales representatives; our reliance on numerous complex information systems; the amount of capital expenditures required at our businesses; the reliance of our businesses on limited production facilities; actions taken by the U.S. postal service and the failure of our sampling systems to comply with U.S. postal regulations; labor disturbances; environmental regulations; the outcome of litigation; the impact of changes in applicable law and regulations; the textbook adoption cycle and levels of government funding for education spending; and control by our stockholders. These factors could cause actual results to differ materially from historical results or those anticipated or predicted by the forward-looking statements. We caution that the foregoing list of important factors is not exclusive. Readers are strongly encouraged to read the full cautionary statements contained in our filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update publicly or revise any of them in light of new information, future events or otherwise, except as required by law.

The following information contains financial measures other than in accordance with generally accepted accounting principles and should not be considered in isolation from or as a substitute for the company’s historical consolidated financial statements. The company presents this information because management uses it to monitor and evaluate the company’s ongoing operating results and trends, and the covenants in its debt agreements are tied to these measures. The company believes this information provides investors with an understanding of the company’s operating performance over comparative periods.

VISANT CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
In thousands	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008
Net sales	$498,829	$567,634	$764,372	$814,674
Cost of products sold	206,492	251,180	334,271	379,298

Gross profit	292,337	316,454	430,101	435,376
Selling and administrative expenses	130,496	142,960	245,054	248,127
(Gain) loss on disposal of fixed assets	(181)	22	(230)	2
Special charges (1)	10,932	2,435	12,421	3,886

Operating income	151,090	171,037	172,856	183,361
Interest expense, net	14,410	18,054	28,556	34,495

Income before income taxes	136,680	152,983	144,300	148,866
Provision for income taxes	52,230	58,758	55,726	57,351

Net income	$84,450	$94,225	$88,574	$91,515

Adjusted EBITDA (2)	$188,909	$202,177	$238,645	$241,306

Adjusted EBITDA Reconciliation:

In thousands
Net income	$84,450	$94,225	$88,574	$91,515
Interest expense, net	14,410	18,054	28,556	34,495
Provision for income taxes	52,230	58,758	55,726	57,351
Depreciation and amortization expense	25,561	26,997	50,755	49,727

EBITDA	176,651	198,034	223,611	233,088
Special charges (1)	10,932	2,435	12,421	3,886
(Gain) loss on disposal of fixed assets	(181)	22	(230)	2
Other (3)	1,507	1,686	2,843	4,330

Adjusted EBITDA (2)	$188,909	$202,177	$238,645	$241,306

(1)	Special charges for the second fiscal quarter ended July 4, 2009 included $6.4 million of costs in the Memory Book segment primarily related to the announced closure of Jostens’ Winston-Salem, North Carolina facility. These charges included approximately $3.8 million of severance and related benefits for associated headcount reductions with respect to the Winston-Salem facility closure and certain other reductions in force and $2.5 million of non-cash facility-related asset impairment charges related to facility consolidation activity. The Scholastic segment reported $0.5 million of non-cash asset impairment charges related to the closure of Jostens’ Attleboro, Massachusetts facility. Also included in special charges for the second fiscal quarter ended July 4, 2009 were $4.0 million of facility consolidation costs and costs associated with reductions in force in our Marketing and Publishing Services segment. These costs included $2.4 million of severance and related benefits for associated headcount reductions related to facility consolidation and reductions in force, $1.4 million of non-cash asset impairment charges related to facility consolidation activity and $0.2 million of other facility consolidation costs.

Special charges for the six months ended July 4, 2009 included $6.7 million in the Memory Book segment primarily related to cost reduction initiatives and the announced closure of Jostens’ Winston-Salem, North Carolina facility. These charges included approximately $4.1 million of severance and related benefits for associated headcount reductions with respect to the Winston-Salem facility closure and certain other reductions in force and $2.5 million of non-cash facility related asset impairment charges related to facility consolidation activity. The Scholastic segment reported $0.7 million of cost reduction initiatives and $0.5 million of non-cash asset impairment charges related to the closure of Jostens’ Attleboro, Massachusetts facility. Additionally, the Marketing and Publishing Services segment reported $4.5 million of costs related to facility consolidation activity and other reductions in force which included $2.9 million of severance and related benefits for associated headcount reductions, $1.4 million of non-cash costs related to asset impairment charges and $0.2 million of other facility consolidation costs.

Special charges for the second quarter ended June 28, 2008 included $1.2 million of costs in the Marketing and Publishing Services segment related to the closure of the Pennsauken, New Jersey facilities and $0.3 million related to other special charges in the Marketing and Publishing Services segment. Our Scholastic and Memory Book segments recorded $0.5 million and $0.4 million, respectively, of severance and related benefits pertaining to headcount reductions.

Special charges for the six months ended June 28, 2008 included $1.2 million of costs in the Marketing and Publishing Services segment related to the closure of the Pennsauken, New Jersey facilities, $0.3 million of severance costs reducing headcount by one employee and $0.3 million related to other special charges for the Marketing and Publishing Services segment. The Scholastic segment incurred $0.8 million of charges associated with the closure of Jostens’ Attleboro, Massachusetts facility, $0.5 million of severance and related benefits associated with headcount reductions and $0.4 million of severance and related benefits in connection with the restructuring of its international organization. The Memory Book segment incurred $0.4 million of severance and related benefits associated with headcount reductions.

(2)	Adjusted EBITDA is defined as net income plus net interest expense, income taxes, depreciation and amortization, excluding certain non-recurring items. Adjusted EBITDA excludes certain items that are also excluded for purposes of calculating required covenant ratios and compliance under the indentures governing our and our parent’s outstanding notes and our senior secured credit facilities. As such, Adjusted EBITDA is a material component of these covenants. Non-compliance with the financial ratio maintenance covenants contained in our senior secured credit facilities could result in the requirement to immediately repay all amounts outstanding under such facilities, while non-compliance with the debt incurrence ratios contained in the indentures governing our and our parent’s notes would prohibit Visant Corporation and its restricted subsidiaries from being able to incur additional indebtedness other than pursuant to specified exceptions. Adjusted EBITDA is not a presentation made in accordance with generally accepted accounting principles in the United States of America (GAAP), is not a measure of financial condition or profitability and should not be considered as an alternative to (a) net income (loss) determined in accordance with GAAP or (b) operating cash flows determined in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies.

(3)	Other charges for the quarter ended July 4, 2009 included $0.9 million of management fees, $0.1 million of additional rent in connection with the relocation of certain operating facilities, $0.3 million of consolidation costs in connection with the closure of certain facilities and $0.2 million of other costs that are non-recurring in nature.

Other charges for the six months ended July 4, 2009 included $1.7 million of management fees, $0.7 million of consolidation costs in connection with the closure of certain facilities, $0.3 million of additional rent in connection with the relocation of certain operating facilities, and $0.2 million of other costs that are non-recurring in nature.

Other charges for the quarter ended June 28, 2008 included $0.9 million of management fees, $0.3 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment, $0.3 million related to costs incurred in making required filings with the

Securities and Exchange Commission related to market-making transactions in certain of the company’s debt securities that may be made by certain affiliates of Visant and $0.2 million of additional rent in connection with the relocation of certain operating facilities.

For the six months ended June 28, 2008, other charges primarily consisted of $1.7 million of management fees, $0.3 million of additional rent in connection with the relocation of certain operating facilities, $2.0 million of non-recurring inventory costs associated with the company’s strategic decision to no longer sell certain products in the Scholastic segment and $0.3 million related to costs incurred in making required filings with the Securities and Exchange Commission related to market-making transactions in certain of the company’s debt securities that may be made by certain affiliates of Visant.

VISANT CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DATA (UNAUDITED)

	Three months ended
In thousands	July 4, 2009	June 28, 2008	$ Change	% Change
Net sales
Scholastic	$127,595	$143,625	$(16,030)	(11%)
Memory Book	283,267	283,450	(183)	(0%)
Marketing and Publishing Services	87,981	141,039	(53,058)	(38%)
Inter-segment eliminations	(14)	(480)	466	NM

	$498,829	$567,634	$(68,805)	(12%)

Adjusted EBITDA
Scholastic	$28,901	$32,231	$(3,330)	(10%)
Memory Book	140,909	134,194	6,715	5%
Marketing and Publishing Services	19,099	35,752	(16,653)	(47%)

	$188,909	$202,177	$(13,268)	(7%)

NM = not meaningful

	Six months ended
In thousands	July 4, 2009	June 28, 2008	$ Change	% Change
Net sales
Scholastic	$281,754	$282,647	$(893)	(0%)
Memory Book	291,780	292,090	(310)	(0%)
Marketing and Publishing Services	191,111	240,844	(49,733)	(21%)
Inter-segment eliminations	(273)	(907)	634	NM

	$764,372	$814,674	$(50,302)	(6%)

Adjusted EBITDA
Scholastic	$61,442	$55,606	$5,836	10%
Memory Book	135,461	127,135	8,326	7%
Marketing and Publishing Services	41,742	58,565	(16,823)	(29%)

	$238,645	$241,306	$(2,661)	(1%)

NM = not meaningful